Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS IMPROVED RESULTS FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2018

MELVILLE, N.Y., August 9, 2018 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and six-month periods ended June 30, 2018. The Company is reporting revenue of $16,188,000 and $31,930,000 for the three and six-month periods ended June 30, 2018, compared to $15,359,000 and $28,575,000, for the same periods in the prior year. Additionally, for the three-month period ended June 30, 2018, the Company is reporting income before taxes of $433,000, compared to $16,000 for the same period in 2017. For the six months ended June 30, 2018, the Company is reporting income before taxes of $521,000, compared to a loss before taxes of $68,000 for the six-month period ended June 30, 2017. After giving effect to income tax expenses, the Company is reporting net income for the three and six-month periods ended June 30, 2018 of $305,000 and $370,000, respectively, compared to $16,000 and a loss of $44,000, respectively for the same three and six-month periods ended June 30, 2017.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that our second quarter 2018 income before taxes has greatly improved from just a year ago, more than twenty-six fold. We accomplished this with stronger revenue, improved margin and controlled operating expenses.

The acquisition of the business assets of Jiffy Air Tool, Inc. in April of 2017 has enabled us to penetrate deeper into the aerospace sector of the pneumatic tool industry. Our second quarter 2018 Aerospace revenue increased more than $1,000,000 or 54.9% over the prior year’s level. This was Jiffy’s highest revenue quarter since its acquisition. Automotive and Industrial/catalog revenue also contributed to the improved revenue, increasing 11.3% and 13.8%, respectively over the second quarter of 2017. However, we experienced a decline in our Retail revenue this quarter compared to the second quarter of 2017, due primarily to the decision not to renew, as of September 30, 2017, an agreement in which we delivered Craftsman® pneumatic tools and accessories to Sears.”

Mr. Horowitz added, “Hy-Tech continues to out-pace its 2017 results. This quarter’s revenue reflects a 15.2% increase over the same period one year ago. The resurgence of a major customer is testimony to the success that the revitalized management team under new leadership at Hy-Tech has been able to accomplish. Additionally, Hy-Tech’s OEM-Engineered Solutions initiative, which is designed to expand its products and technologies into new niche markets, continues to gain momentum. We believe growth in this product offering should continue.”

Mr. Horowitz continued, “As I noted in previous announcements, effective January 1, 2018, we adopted the new revenue recognition standard, which requires us to account for certain expenses that we had previously accounted for in our selling, general and administrative expenses, or SG&A, prior to the adoption, as a reduction to gross revenue. While the adoption of this new accounting standard did not affect our net income, it did cause our three-month revenue, gross profit and SG&A to each decrease by $243,000.”

Mr. Horowitz concluded his remarks by adding, “We remain focused on being a key provider of power hand tools and accessories. We are confident that our recent acquisitions along with ongoing enhancements to our existing product lines will continue to pave the way to future growth. Lastly, we plan to continue our pursuit of business opportunities, which include acquisitions of complementary businesses, as well as new market initiatives.”

In a separate announcement today, the Company announced the declaration of a quarterly cash dividend.

 The Company will be reporting the following.

RESULTS OF OPERATIONS

We determined that, based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand by Sears to Stanley Black & Decker and our level of working capital exposure in relation to the profitability of the sales to Sears, it was in our best interest not to renew a supply agreement between us and Sears, effective September 30, 2017.

In December of 2017, Florida Pneumatic and The Home Depot agreed to launch an improved line of pneumatic tools to replace the current offering. We expect to begin shipment of this new product line sometime in the third quarter of 2018. Gross margin for the new product line will be approximately 2% less than the current product line. In order to promote the roll out of the new products, Florida Pneumatic has agreed to contribute $1,000,000 to The Home Depot to support its marketing and promotion of the new product line. We believe this will be contributed some time during the remainder of 2018. This contribution will be ratably amortized over a four-year period and will be tested for impairment during said period.

1

We adopted ASC 606 effective January 1, 2018. The most significant impact of this adoption to our results of operations was that beginning January 1, 2018 we now classify certain expenses as deductions against gross revenue, that prior to the adoption, were accounted for as a selling expense. The adoption of ASC 606 reduced our revenue, gross profit and selling expenses approximately $243,000 and $457,000, respectively for the three and six-month periods ended June 30, 2018.

We believe that over time several newer technologies and features will have a greater impact on the market for the Company’s traditional pneumatic tool offerings. This evolution has been felt initially by the advent of some cordless operated hand tools in the automotive aftermarket. We are currently evaluating the development of more advanced technologies in our tool platforms.

We are currently evaluating the impact of the recently imposed additional 25% tariff on products arriving in the United States after July 6, 2018, particularly those tariffs imposed on certain Chinese-made products that we sell to our Retail customers. Further, based upon information released by the Office of the US Trade Representative, a second group of items has been announced. This second group of Chinese–made products are subject to an additional 10%, or greater, tariff; however no specific date has been announced upon which tariffs will be imposed. We have been able to increase our selling price for most of the additional tariffs imposed on the initial group of products. Until such time the Office of the US Trade Representative finalizes both the amount of the additional tariff to be imposed on the second group of Chinese-made products and the effective date of said tariff, we are unable to address this second group with our Retail customers on how to resolve the absorption of the additional costs incurred resulting from these new tariffs. Should Florida Pneumatic be unable to pass through the additional cost created by the new tariffs, our gross margin on the products subject to the new tariffs will be severely impacted.

Other than the aforementioned, or that may be discussed further in this release, there are no major trends or uncertainties that had, or we could reasonably expect could have, a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations. Further, we believe that our relationships with our key customers and suppliers remain satisfactory.

The tables below provide an analysis of our net revenue for the three and six-month periods ended June 30, 2018 and 2017.

	Three months ended June 30,
			Increase
	2018	2017	$	%
Florida Pneumatic	$12,470,000	$12,132,000	$338,000	2.8%
Hy-Tech	3,718,000	3,227,000	491,000	15.2

Consolidated	$16,188,000	$15,359,000	$829,000	5.4%

	Six months ended June 30,
			Increase
	2018	2017	$	%

Florida Pneumatic	$24,734,000	$22,641,000	$2,093,000	9.2%
Hy-Tech	7,196,000	5,934,000	1,262,000	21.3

Consolidated	$31,930,000	$28,575,000	$3,355,000	11.7%

2

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Aerospace and Industrial/catalog. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2018		2017		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$4,215,000	33.8%	$5,411,000	44.6%	$(1,196,000)	(22.1)%
Automotive	3,774,000	30.3	3,390,000	27.9	384,000	11.3
Industrial/catalog	1,422,000	11.4	1,250,000	10.3	172,000	13.8
Aerospace	2,885,000	23.1	1,862,000	15.4	1,023,000	54.9
Other	174,000	1.4	219,000	1.8	(45,000)	(20.5)
Total	$12,470,000	100.0%	$12,132,000	100.0%	$338,000	2.8%

Florida Pneumatic

	Six months ended June 30,
	2018		2017		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$8,305,000	33.6%	$10,764,000	47.5%	$(2,459,000)	(22.8)%
Automotive	7,710,000	31.2	7,003,000	30.9	707,000	10.1
Industrial/catalog	2,898,000	11.7	2,439,000	10.8	459,000	18.8
Aerospace	5,443,000	22.0	2,008,000	8.9	3,435,000	171.1
Other	378,000	1.5	427,000	1.9	(49,000)	(11.5)
Total	$24,734,000	100.0%	$22,641,000	100.0%	$2,093,000	9.2%

Florida Pneumatic’s second quarter 2018 revenue increased 2.8% over the same period in 2017. An analysis of this change highlights the following: (a) Our decision in 2017 not to renew a supply agreement with Sears, is the primary cause for the decline in Retail revenue this quarter, compared to the same period a year ago. Additionally, there was a slight decline in The Home Depot revenue. (b) The increase in Automotive revenue this quarter, compared to the same three-month period in 2017 was due primarily to an increase in consumer product demand for our AIRCAT tools sold through a major on-line distributor, and to a lesser degree, an increase in revenue from our UAT division headquartered in the United Kingdom. (c) The Jiffy acquisition in April 2017 enabled us to approach the aerospace sector with a much stronger brand and breadth of products. As the Jiffy management team continues to improve and increase manufacturing output, revenue this quarter was nearly 55% greater than the same period one year ago. Lastly, the growth in Industrial/catalog revenue this quarter, compared to the same period in 2017 is due primarily to the overall strengthening for this market sector.

Florida Pneumatic’s six-month comparisons reflect similar results to those of the second quarter. Specifically, our Retail revenue for the six-month period ended June 30, 2018 declined 22.8%, compared to the same period in 2017 due primarily to the absence of Sears revenue, along with slight revenue decline from The Home Depot. For the first six months of 2018 our Automotive revenue increased over the same period in 2017 by 10.1%, due primarily to increased consumer demand for our AIRCAT tools, which are sold through a major on-line distributor. As the acquisition of Jiffy occurred on April 5, 2017, our Aerospace revenue for the six-month period ended June 30, 2017 only included Jiffy revenue from the date of acquisition through June 30, 2017, whereas the first six months of 2018 includes Jiffy for the entire period.

3

 Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, ATSCO, OZAT and NUMATX, which are categorized as “ATP” for reporting purposes and include heavy duty air tools and air motors, industrial grinders, impact sockets, hydro-pneumatic riveters and OEM business. Hy-Tech’s other product lines, Thaxton and Quality Gear, are reported with its general machining business as “Other” below.

	Three months ended June 30,
	2018		2017		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,384,000	91.0%	$2,888,000	89.5%	$496,000	17.1%
Other	334,000	9.0	339,000	10.5	(5,000)	(1.5)
Total	$3,718,000	100.0%	$3,227,000	100.0%	$491,000	15.2%

 Hy-Tech

	Six months ended June 30,
	2018		2017		Increase
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$6,460,000	89.8%	$5,294,000	89.2%	$1,166,000	22.0%
Other	736,000	10.2	640,000	10.8	96,000	15.0
Total	$7,196,000	100.0%	$5,934,000	100.0%	$1,262,000	21.3%

An increase in shipments this quarter compared to the same period in 2017 to a large customer acquired in the ATSCO acquisition is the primary driver to increase in our ATP revenue. Although shipments of our “engineered solutions” program, which pursues alternate markets where we can exploit our engineering and manufacturing expertise, and develop different applications for our tools, motors and accessories, was relatively flat this quarter, compared to the second quarter of 2017, orders this quarter continue to increase, compared to prior year. As a result, our open orders for the engineered solutions products at June 30, 2018 have increased to $914,000, from $591,000 at June 30, 2017. The engineered solutions marketing strategy continues to provide an opportunity to generate new sources of revenue.

The primary factor contributing to the improvement in Hy-Tech’s revenue for the six-month period ended June 30, 2018, compared to the same period in 2017 was increased shipments to the ATSCO customer. This increase accounted for 75% of the improvement. Additional factors affecting Hy-Tech’s growth were an increase in our engineered solutions program and to a lesser extent revenue from our NUMATX technology acquisition. Increases in shipments of our Thaxton line was the driver to the improved Other revenue.

Gross profit / margin

	Three months ended June 30,				Increase
	2018		2017		Amount		%
Florida Pneumatic	$4,544,000		$4,418,000		$126,000		2.9%
As percent of respective revenue		36.4%		36.4%	---	% pts
Hy-Tech	$1,333,000		$1,004,000		$329,000		32.8
As percent of respective revenue		35.9%		31.1%	4.8	% pts
Total	$5,877,000		$5,422,000		$455,000		8.4%
As percent of respective revenue		36.3%		35.3%	1.0	% pts

4

	Six months ended June 30,				Increase (decrease)
	2018		2017		Amount		%
Florida Pneumatic	$8,726,000		$8,537,000		$189,000		2.2%
As percent of respective revenue		35.3%		37.7%	(2.4	)% pts
Hy-Tech	$2,585,000		$1,858,000		$727,000		39.1
As percent of respective revenue		35.9%		31.3%	4.6	% pts
Total	$11,311,000		$10,395,000		$916,000		8.8%
As percent of respective revenue		35.4%		36.4%	(1.0	)% pts

Although Florida Pneumatic’s second quarter 2018 gross margin is the same as what we reported for the same period in 2017, it is important to note that as discussed earlier in this release, we adopted ASC 606. This adoption reduced net revenue by $243,000, thus resulting in a similar reduction in gross profit and a reduction in Florida Pneumatic’s quarterly gross margin of 1.3 percentage points. Promotional discounts, specifically related to our AIRCAT product line, caused a reduction in Florida Pneumatic’s gross margin this quarter; however, improved absorption during the quarter offset the aforementioned promotional discounts. Lastly, our Jiffy product line increased its second quarter of 2018 gross margin, compared to the same period last year, due primarily to improved overhead absorption.

When comparing the second quarter of 2018 to the same period in the prior year, Hy-Tech was able to improve its overall gross margin by 4.8 percentage points, due primarily to the following: (a) greater absorption of its manufacturing overhead costs, driven by greater through-put at its facility; (b) product mix, and (c) price increases on certain product lines. With improving product mix in its inventory, Hy-Tech has also been able to reduce its obsolete and slow moving inventory charges this quarter, compared to the same period a year ago.

Florida Pneumatic’s gross margin for the six-month period ended June 30, 2018, was impacted by several factors, the most significant of which was the adoption of ASC 606 that negatively affected its gross profit by $457,000, and effectively lowering year to date gross margin by 1.2 percentage points. Other factors impacting its six-month gross margin were promotional discounts and lower overhead absorption during the first six months of 2018, compared to the same period in 2017. Additionally, during the three-month period ended March 31, 2018, foreign currency, specifically the weakness of the U.S. dollar to the Taiwan dollar adversely affected Florida Pneumatic’s gross margin. The aforementioned were partially offset by stronger gross margin for the Jiffy product lines.

Hy-Tech’s improved gross margin reported for the six-month period ended June 30, 2018, compared to the same period in 2017, continues to be driven by greater absorption of its manufacturing overhead costs, better product mix, and price increases. Further, when comparing the two six–month periods, thus far in 2018, Hy-Tech has been able to reduce its obsolete and slow moving inventory charges.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2018, our SG&A was $5,361,000, compared to $5,366,000 for the same three-month period in 2017. As the result of the adoption of the new revenue recognition standard ASC 606, discussed above, we now classify certain expenses totaling $243,000 incurred during the three-month period ended June 30 2018, as reductions against gross revenue that, prior to the adoption, were accounted for as SG&A. Significant components to the net change include: (i) an increase in compensation expenses of $259,000, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits; (ii) an increase in advertising and promotion expenses of $70,000; and (iii) increases in our stock-based compensation of $60,000, offset by reductions in professional fees of $131,000, which related to the Jiffy Acquisition.

5

Our SG&A for the six-month period ended June 30, 2018, was $10,641,000, compared to $10,413,000 for the same period in 2017. The most significant item contributing to the net increase was additional operating expenses incurred at Jiffy during the first quarter of 2018 of $581,000, whereas there were no Jiffy SG&A expenses during the first quarter of 2017. Additionally, as the result of the adoption of the new revenue recognition standards, we now are required to classify as adjustments to net revenue certain expenses, which aggregated approximately $457,000 during the six-month period ended June 30, 2018 that prior to the adoption were accounted for as SG&A. Other significant components include: (i) an increase in non-Jiffy compensation expenses of $192,000, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits; (ii) reductions in variable expenses of $345,000 due primarily to lower Retail revenue; (iii) reductions in professional fees of $357,000, which related to the Jiffy Acquisition; and (iv) increases in our stock-based compensation of $120,000.

Other expense (income)

Other expense (income) of $28,000 and $57,000, respectively, for the three and six-month periods ended June 30, 2018, represents the adjustment of the fair value of the contingent consideration obligation to the Jiffy Seller. Other income of $24,000 for the three and six-month periods ended June 30, 2017 is due to the receipt of the balance of escrowed funds related to the sale in November 2016 of the real property located in Tampa, Florida.

Interest

	Three months ended June 30,		Increase (decrease)
	2018	2017	Amount	%
Interest expense attributable to:
Short-term borrowings	$24,000	$48,000	$(24,000)	(50.0)%
Term loans, including Capex Term Loans	4,000	1,000	3,000	300.0
Amortization expense of debt issue costs	27,000	15,000	12,000	80.0

Total	$55,000	$64,000	$(9,000)	(14.1)%

	Six months ended June 30,		Increase (decrease)
	2018	2017	Amount	%
Interest expense attributable to:
Short-term borrowings	$37,000	$49,000	$(12,000)	(24.5)%
Term loans, including Capex Term Loans	5,000	1,000	4,000	400.0
Amortization expense of debt issue costs	50,000	24,000	26,000	108.3

Total	$92,000	$74,000	$18,000	24.3%

The interest expense for the three-month period ended June 30, 2018 is lower than the same period in the prior year, due to the fact that on April 5, 2017 we completed the purchase of Jiffy, which was funded through our Revolver or short term borrowings. At June 30, 2017, our short term borrowing payable to the Bank was $4,537,000, whereas at June 30, 2018 the short term borrowing balance was $2,239,000. Applicable margins added to our borrowings have decreased twenty-five basis points on both LIBOR and Base rate borrowings, however prime rates have increased. The increase in amortization of debt issue costs is due to the expenses incurred with the amendment to our Loan and Security Agreement (“Credit Agreement”) in April 2017 that related to the Jiffy acquisition.

Similar to the discussion above our interest expense for the six-month period ended June 30, 2018 was driven by the Jiffy acquisition and decreases in applicable margin, offset by raising prime interest rates.

Our average balance of short-term borrowings during the three and six-month periods ended June 30, 2018 was $2,571,000 and $2,211,000, respectively, compared to $6,011,000 and $3,073,000, respectively, during the same three and six-month periods in 2017.

6

Income taxes

At the end of each interim reporting period, we estimate our effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis, and may change in subsequent interim periods. Accordingly, our effective tax rate for the three and six-month periods ended June 30, 2018 was 29.6% and 29.0%, respectively, compared to 0% and 35.3%, respectively, for the same three and six-month periods in 2017. The effective tax rates for both periods were affected primarily by state taxes, non-deductible expenses and foreign tax rate differentials.

In addition to those items mentioned above that affected our effective tax rates was the Tax Cuts and Jobs Act (the “Act”) which was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries previously deferred from tax, generally eliminates U.S federal income taxes on dividends from foreign subsidiaries and creates a new provision designed to tax global intangible low-taxed income (“GILTI”). Also on December 22, 2017, the Staff of U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 (“SAB 118”) which provides for a measurement period of up to one year from the enactment for companies to complete their accounting for the Act. We are applying the guidance in SAB 118 when accounting for the enactment-date effects of the Act.

As of June 30 2018, we have not completed our accounting for the tax effects of the Act, but have made reasonable estimates of the effects on the re-measurement of our deferred tax assets and liabilities as well as its transition tax liability. During the three and six-month periods ended June 30, 2018, we made no adjustments to the provisional amounts recorded at December 31, 2017. Additionally, we have not yet collected and analyzed all necessary tax and earnings data of our foreign operations and therefore have not yet completed our accounting for the income tax effects of the transition tax. We will continue to make and refine the calculations as additional analysis is completed.

The Act also subjects a U.S. shareholder to tax on GILTI earned by certain foreign subsidiaries. Under GAAP, we are permitted to make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred as a period expense only. Given the complexity of the GILTI provisions, we are still evaluating the effects of the GILTI provisions and have not yet made our accounting policy election. As of June 30, 2018, because we are still evaluating the GILTI provisions, we have included tax expense related to GILTI for the current year in our estimated annual effective tax rate and have not provided additional GILTI on deferred items.

7

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	June 30, 2018	December 31, 2017
Working Capital	$23,678,000	$24,278,000
Current Ratio	3.26 to 1	4.08 to 1
Shareholders’ Equity	$46,410,000	$46,013,000

Credit facility

In October 2010, we entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One” or the “Bank”). The Credit Agreement, as amended from time to time, among other things, provides the ability to borrow funds under a Revolver arrangement. Revolver borrowings are secured by the Company’s accounts receivable, inventory, equipment and mortgages on real property. Additionally, there is a $1,600,000 line available for capital expenditures (“Capex line”). The Credit Agreement includes a $100,000 Term Loan, as defined in the Credit Agreement. This Term Loan remains in place to enable the Company and Capital One to facilitate future term loan borrowings more efficiently and less costly. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries. The Credit Agreement expires in February 2019. We believe that we will enter into a new credit agreement with Capital One or another financial institution prior to such expiration date.

At our option, Revolver borrowings bear interest at either LIBOR (“London InterBank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, plus an Applicable Margin, as defined in the Credit Agreement. We are subject to limitations on the number of LIBOR borrowings.

Contemporaneously with the acquisition of the Jiffy business, we entered into a Second Amended and Restated Loan and Security Agreement, (the “2017 Agreement”), with Capital One. The 2017 Agreement, among other things, amended the Credit Agreement by: (1) increasing the maximum amount it can borrow under the Revolver Commitment (as defined) to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria as well as financial and other covenants. We incurred $84,000 of debt issue costs in connection with the 2017 Agreement.

The Credit Agreement also provides for certain Term Loan borrowings, which can be at either LIBOR or at the Base Rate, or a combination of the two, plus the Applicable Margins. Applicable Margins on LIBOR borrowings at June 30, 2018, and December 31, 2017 were 1.50%. The Applicable Margin added to the Base Rate for the same timeframes was 0.50%. At June 30 2018, we had a $100,000 Term Loan borrowing which is included in Current maturities of long-term debt on the consolidated balance sheet. At both June 30, 2018 and December 31, 2017 this Term Loan was at LIBOR.

In April 2018, we borrowed $400,000 against the Capex line. This borrowing is to be repaid in equal installments of approximately $6,700 payable monthly, with the balance due in February 2019, unless the Credit Agreement is extended by the parties. $300,000 of this borrowing is at LIBOR plus Applicable Margin, with the balance of $100,000 at the Base Rate, or prime rate plus Applicable Margin. While we intend to renew the Credit Agreement currently in place, this obligation at June 30, 2018, is included in Current maturities of long-term debt on our consolidated balance sheet.

 We provide Capital One with monthly financial statements, borrowing base certificates and certificates of compliance with various financial covenants. Should an event of default occur the interest rate on all borrowings would increase by two percent per annum during the period of default, in addition to other remedies provided to Capital One.

We believe that should a need arise for us to borrow funds in excess of the Revolver and Term loans currently in effect, our Bank would provide for additional borrowings, based on the value of our real property or other assets.

8

Cash flows

During the six-month period ended June 30, 2018, our net cash increased to $1,488,000 from $1,241,000 at December 31, 2017.   Our total bank debt at June 30, 2018 was $2,733,000 and $2,028,000 at December 31, 2017. The total debt to total book capitalization (total debt divided by total debt plus equity); at June 30, 2018 was 5.6% and at December 31, 2017 was 4.2%.

During the six-month period ended June 30, 2018, we received approximately $737,000 from the exercise of stock options.

In February and May 2018, our Board of Directors declared quarterly cash dividends of $0.05 per share of our common stock, which were paid in March 2018, and May 2018, respectively. The total dividends paid through June 30, 2018 were $359,000. We intend to maintain the dividend policy; however, the declaration of dividends under this policy going forward is dependent upon our financial condition, results of operations, capital requirements and other factors deemed relevant by our Board of Directors.

On August 9, 2017, our Board of Directors authorized us to repurchase up to 100,000 shares of our common stock over a period of up to twelve months (the “Repurchase Program”). On August 24, 2017, we announced that, pursuant to the Repurchase Program, we had adopted a written trading plan in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934. Since inception of the Repurchase Program, through June 30 2018, we repurchased approximately 81,000 shares of our Common Stock, the cost of which was approximately $638,000.  During the three-month period ended June 30, 2018, we repurchased 24,000 shares under the Repurchase Program at a cost of approximately $199,000.

In June 2018, unrelated to the Repurchase Program, we purchased 18,140 shares of our common stock at a total cost of $150,000 in a privately negotiated transaction. The purchase price per share was equal to five percent below the average of the closing price of its common stock for the three days prior to the transaction. Since inception of the Repurchase Program, through June 30, 2018, including the privately negotiated transaction, we have repurchased a total of 99,140 shares for approximately $788,000

During the six-month period ended June 30, 2018, we used $1,224,000 for capital expenditures, compared to $358,000 during the same period in the prior year.  Capital expenditures for the balance of 2018 are expected to be approximately $650,000, some of which may be financed through our credit facilities with Capital One, or financed through independent third party financial institutions. The remaining 2018 capital expenditures will likely be for machinery and equipment, tooling and computer hardware and software.

 Customer concentration

At June 30, 2018 and December 31, 2017, accounts receivable from The Home Depot was 35.5% and 31.0%, respectively, of our total accounts receivable. Additionally, revenue from The Home Depot during the three and six-month periods ended June 30, 2018 was 24.8% and 24.2%, for the same three and six month periods in 2017 The Home Depot revenue accounted for 29.0% and 29.8%, respectively.

As previously mentioned we elected not to renew an agreement with Sears, which expired September 30, 2017. We believe the loss of The Home Depot would negatively impact our financial condition, but would not affect our ability to remain a going concern.

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OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for August 9, 2018, at 11:00 A.M., Eastern Time, to discuss its second quarter of 2018’s results and financial condition. Investors and other interested parties who wish to listen to or participate can call 877-641-0093. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 10, 2018.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of power tools and accessories sold principally to the retail, industrial, automotive and aerospace markets. P&F’s products are sold under its own trade names, as well as under the private labels of major manufacturers and retailers.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2018 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

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P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
Assets
Cash	$1,488	$1,241
Accounts receivable - net	10,188	10,047
Inventories	20,970	19,657
Prepaid expenses and other current assets	1,489	1,224

Total current assets	34,135	32,169

Net property and equipment	9,452	8,907
Goodwill	4,443	4,447
Other intangible assets - net	8,163	8,533
Deferred income taxes - net	775	872
Other assets – net	78	110
Total assets	$57,046	$55,038

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,239	$1,928
Accounts payable	4,304	2,443
Accrued compensation and benefits	1,339	1,944
Accrued other liabilities	1,178	1,576
Current maturities of long-term debt	490	---
Other current liabilities	907	---

Total current liabilities	10,457	7,891

Long-term debt, less current maturities	---	94
Other liabilities	179	1,040

Total liabilities	10,636	9,025

Total shareholders' equity	46,410	46,013

Total liabilities and shareholders' equity	$57,046	$55,038

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF  INCOME (LOSS) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2018	2017	2018	2017

Net revenue	$16,188	$15,359	$31,930	$28,575
Cost of sales	10,311	9,937	20,619	18,180
Gross profit	5,877	5,422	11,311	10,395
Selling, general and administrative expenses	5,361	5,366	10,641	10,413
Operating income (loss)	516	56	670	(18)
Other expense (income), net	28	(24)	57	(24)
Interest expense	55	64	92	74
Income (loss) before income taxes	433	16	521	(68)
Income tax expense (benefit)	128	---	151	(24)
Net income (loss)	$305	$16	$370	$(44)

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE (UNAUDITED)

	Three months ended June 30,			Six months ended June 30,
	2018	2017		2018	2017
Basic and diluted earnings (loss) per share	$0.08	$	---	$0.10	$(0.01)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the three-month periods ended June 30,		For the six-month periods ended June 30,
	2018	2017	2018	2017
Net income (loss)	$305	$16	$370	$(44)
Add:
Depreciation and amortization	505	564	1,019	1,089
Interest expense	55	64	92	74
Income tax expense (benefit)	128	---	151	(24)

EBITDA (1)	$993	$644	$1,632	$1,095

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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